Exhibit 10.1

Clayton G. Deutsch

Chief Executive Officer & President

CONFIDENTIAL

October 10, 2012

James D. Dawson

c/o Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, MA 02109

Re:	Separation Agreement

Dear Jim:

This letter is intended to confirm the agreement between Boston Private Financial Holdings, Inc. (the “Company”) and you concerning terms for your separation from employment with the Company.

Your employment by the Company is scheduled to terminate effective December 28, 2012. As a result of your termination of employment, you will be entitled to certain payments and rights without regard to whether you enter into any further agreement with the Company. Specifically, assuming that your employment terminates on December 28, 2012, (1) the Company shall pay your salary and accrued but unused vacation pay to December 28, 2012, (2) the Company shall provide you with the opportunity to continue group health plan coverage under the law known as COBRA, (3) you shall continue to have rights under the Company’s Deferred Compensation Plan (the “Deferred Compensation Plan”), subject to the terms and conditions of such plan and (4) you will continue to have rights to certain stock options and restricted stock, subject to the terms and conditions of the Company’s equity plans and applicable award agreements. Assuming that your employment terminates on December 28, 2012, the Company shall also reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the termination of your employment as well as for expenses you have incurred prior to December 28, 2012 that are eligible for reimbursement under and up to the annual executive flexible benefit amount (the “Flexible Benefit Amount”) approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), in each case, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy and the approved Flexible Benefit Amount.

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

Ten Post Office Square, Boston, MA 02109 t 617-912-1976 f 617-912-4557 e cdeutsch@bostonprivate.com

James D. Dawson

October 10, 2012

If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement knowingly and voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. By entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1. Separation from Employment

This confirms that your employment with the Company shall end effective on December 28, 2012 (the “Separation Date”). During the period until the Separation Date, you shall use your best efforts to perform your regular responsibilities and any requested responsibilities. Effective upon the Separation Date, you hereby resign as Executive Vice President and Senior Integration Executive for the Company. You shall further sign any other documentation that the Company may reasonably require to effectuate your resignation pursuant to this section of the Agreement and, through and following the Separation Date, you agree to cooperate with the Company as may be reasonably necessary in connection with the transition of your duties with respect to such position.

2. Employment Separation Payments and Benefits. Subject to Section 9 below, the Company shall make the following payments to you or for your benefit.

(a) Separation Payments. The Company shall pay you separation pay (“Separation Pay”) consisting of salary continuation at your final base salary rate of $450,000 per year effective for the one year period immediately following the Separation Date (the “Separation Pay Period”). The Company shall pay you Separation Pay on its regular payroll dates applicable to your position with the Company. The Separation Pay shall be paid regardless of any subsequent employment you may have during the Separation Pay Period.

(b) Health Benefits. Your rights and obligations under COBRA will be explained in a separate letter to you describing your medical and dental insurance continuation rights under COBRA. If you elect COBRA continuation coverage, the Company shall continue to pay for medical, dental, employee assistance plan and vision insurance premiums for coverage of you and your beneficiaries to the same extent as if you had remained employed until the earliest of the following: (i) the end of the Separation Pay Period; (ii) your eligibility for coverage under another employer’s group medical plan; or (iii) the termination of your rights under COBRA. You will be responsible for the remaining portion of such coverage as if you remained employed. You hereby authorize the deduction of the portion for which you are responsible from your Separation Pay. If you elect COBRA continuation coverage, you may continue coverage for yourself and any beneficiaries after the end of the Separation Pay Period at your own expense for the remainder of the COBRA period, to the extent you and they remain eligible.

James D. Dawson

October 10, 2012

Notwithstanding the foregoing, if the Company determines at any time that its payments toward medical and dental insurance premiums may be taxable income to you, it may convert its payments pursuant to this Section 2(b) to payroll payments directly to you on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings.

(c) Executive Outplacement. If not otherwise paid before the Effective Date, prior to the Separation Date, the Company shall pay $40,000 to New Directions for outplacement services for you based on the program description and invoice as provided by New Directions on September 20, 2012.

(d) Long-Term Care. Because the Company will not make any further payments directly for your individual MetLife Long-Term Care Insurance Policy (the “LTC Policy”), the Company will arrange to have future billing for the LTC Policy directed to you. To assist you with the costs of continued premiums, the Company shall pay you a lump-sum payment of $52,320 after the Effective Date (as defined in Section 21 below) and no later than March 15, 2013 (the “LTC Payment”).

(e) Supplemental Payment. In recognition of your 16 years of service (excluding any period that you were subject to the limitation on bonus accrual and payment under the interim final rule on compensation and corporate governance standards under the Troubled Asset Relief Program), significant contributions to the Company, most recently with the Bank consolidation and integration efforts, and considering other factors, the Company shall pay you the further amount of $850,000 as a lump sum (the “Supplemental Payment”). The Company shall pay the Supplemental Payment after the Effective Date and no later than March 15, 2013.

(f) Other Benefits. Except as otherwise specifically provided in this Agreement, your continued participation as an employee in the Company’s employee benefit plans and programs shall end effective on the Separation Date. The Company shall separately provide you with information concerning individual policy conversion options, as applicable.

3. Bonuses

(a) Annual Bonus. The Company shall pay you $450,000 as a bonus for 2012 in lieu of any bonus under the Company’s 2012 Annual Incentive Bonus Plan for its Senior Policy Group. Such bonus shall be paid after the Effective Date and no later than March 15, 2013.

(b) Retention Award. The Company shall pay you $66,667 representing the final installment of your August 2009 Special Retention Award (the “Retention Award”). The Company shall pay you the Retention Award in January 2013.

(c) Acknowledgment. You hereby acknowledge and agree that you are not entitled to or eligible to receive any other bonus or incentive compensation except as provided in this Agreement.

4. Equity. Subject to Section 4(d) below, you shall have the following equity rights.

James D. Dawson

October 10, 2012

(a) Time-Vesting Restricted Stock Awards. In addition to your existing rights under grants to you or agreements between you and the Company concerning restricted stock (the “Restricted Stock Agreements”), you shall vest with respect to a prorated portion of each award of restricted Company common stock granted to you that is subject to a time-based vesting schedule (“Time-Vesting Restricted Stock Awards”). Such prorated portion shall be calculated based on the number of days during the applicable vesting period that you were employed by the Company from the grant date of each Time-Vesting Restricted Stock Award through the Separation Date. You acknowledge that the table below summarizes all of your Time-Vesting Restricted Stock Awards that will be outstanding as of the Separation Date and the number of shares of Time-Vesting Restricted Stock Awards that will be eligible to vest on the Separation Date pursuant to this Section 4(a). Any portion of the Time-Vesting Restricted Stock Award that has not vested as of the date hereof and that will not be eligible to vest on the Separation Date shall be immediately forfeited as of the Effective Date.

Grant Date	Total Number of Shares of Restricted Stock	Number of Shares Vested After Prorating
May 14, 2010	19,599	17,149
May 13, 2011	25,496	13,841
May 15, 2012	18,330	3,796

(b) Performance-Vesting Restricted Stock Awards. In addition to your existing rights with respect to shares of restricted Company common stock granted to you that are subject to a performance-based vesting schedule (“Performance Share Awards”), you shall be eligible to vest with respect to a prorated portion of each such target Performance Share Award (determined based on the target award) upon the conclusion of the applicable performance measurement period. Such prorated portion of each Performance Share Award (i) shall be calculated based on the number of days during the applicable performance measurement period that you were employed by the Company from the grant date of the Performance Share Award through the Separation Date; and (ii) shall vest only if, and to the extent that, the Company achieves the applicable performance targets for such period, subject to the terms and conditions of each Performance Share Award. Any portion of the Performance Share Awards that is not subject to potential vesting pursuant to this Section 4(b) shall be immediately forfeited as of the Effective Date. You acknowledge that the table below summarizes all of your Performance Share Awards that will be outstanding as of the Separation Date and the number of shares subject to potential vesting by the Separation Date based on the proration described in this Section 4(b):

Grant Date	Maximum Award	Potential Prorated Shares	Measurement Period
May 14, 2010	19,599	19,538	January 1, 2010 – December 31, 2012
May 13, 2011	38,244	23,629	January 1, 2011 – December 31, 2013
May 15, 2012	27,495	5,695	January 1, 2012 – December 31, 2014

James D. Dawson

October 10, 2012

(c) Stock Options. You have been granted rights to purchase shares of the Company’s common stock pursuant to the Company’s 2009 Stock Option and Incentive Plan and predecessor plans (the “Option Plans”) based on awards issued pursuant to the Option Plans (“Stock Option Awards”). You acknowledge that the table below summarizes all of your grants of Stock Option Awards, the number of exercisable shares effective upon the Separation Date (assuming that the Stock Option Award is exercised before or within the applicable time period following such date) and the exercise price for each such Stock Option Award:

Grant Date	Total Exercisable Shares	Exercise Price Per Share
February 14, 2003	9,000	$16.72
December 12, 2003	2,500	$24.42
February 27, 2004	10,000	$27.16
February 11, 2005	12,000	$27.06
February 17, 2006	10,000	$29.74
February 15, 2007	9,000	$29.84
May 15, 2008	61,360	$9.13
August 15, 2008	7,500	$9.03

(d) Other. Except as set forth above, your equity rights will be subject to the Restricted Stock Agreements, the Performance Share Awards, the Stock Option Awards and the Option Plans, including, without limitation, the time limits on exercise of stock options. If there is any conflict between the text set forth above and the number of prorated shares set forth above, the text shall control.

5. Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

6. Other Agreements

The Change in Control Protection Agreement between you and the Company dated January 28, 2009 (the “CIC Agreement”) shall remain in effect in accordance with its terms. The Non-Solicitation/Non-Accept and Confidentiality Agreement and Release between you and the Company dated December 11, 2003, as amended by the memorandum entitled Revision to Change in Control/Non-Solicit Agreements dated January 28, 2004 (the “Non-Solicitation Agreement”) shall also remain in effect in accordance with its terms; provided that if there is a “Change in Control” within the meaning of the CIC Agreement, your obligations under Section 2 of the Non-Solicitation Agreement shall end effective upon such Change in Control.

James D. Dawson

October 10, 2012

7. Return of Property

No later than the Separation Date, or earlier if so requested by the Company, you shall return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships.

8. Release of Your Claims

You voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by the Company and the Company’s decision to terminate your employment on the Separation Date;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement, nor shall it affect any Claim that by express terms of law may not be waived.

James D. Dawson

October 10, 2012

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

9. Subsequent Release Agreement

Effective upon the Separation Date, the Company shall be considered to have tendered to you a Release Agreement in the form of Exhibit A (the “Release Agreement”). Your continued entitlement to payments pursuant to Section 2 of this Agreement shall be conditioned on your timely return of a signed Release Agreement within the time period set forth in the Release Agreement and on not exercising your right to revoke such Release Agreement in accordance with its terms. For the avoidance of doubt, the Company shall not delay any payments otherwise due pursuant to Section 2 of this Agreement during the periods set forth in such Release Agreement for considering the Release Agreement and for exercising your right to revoke it. However, a failure to return the signed Release Agreement within the time period set forth in the Release Agreement or your exercise of your right to revoke it shall result in the cessation of payments otherwise due pursuant to Section 2 of this Agreement. Furthermore, if you fail to return the signed Release Agreement within the time period set forth in the Release Agreement or if you exercise your right to revoke it, you shall return to the Company all payments made to you or on your behalf pursuant to Section 2. If you fail to do so promptly after demand by the Company, the Company shall be entitled to an award of its reasonable attorney’s fees and costs incurred in recovering such amounts, in addition to recovery of such payments.

10. Release of the Company’s Claims

In consideration for, among other terms, your release of Claims in the immediately preceding section, the Company voluntarily releases and forever discharges you generally from all Claims that, as of the date when the Company signs this Agreement, the Company has, ever had, now claims to have or ever claimed to have had against you, including, without limitation, all Claims relating to your employment by and termination of employment with the Company; provided that the Company does not release you from any civil Claims based on actions or omissions that satisfy the elements of a criminal offense (“Excepted Claims”). The Company has no knowledge of or reason to believe that it has any Excepted Claims against you.

11. Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents of the Company or any affiliates. Your nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

James D. Dawson

October 10, 2012

12. References

Notwithstanding the Company’s general policy of not providing employment references, for so long as the Company’s Senior Policy Group or its Board of Directors includes at least one member who worked with you during your employment with the Company, the Company shall ensure that at least one such member is available to provide a favorable employment reference for you. If you seek to obtain such a reference, you should direct your request to the Company’s CEO and President or its Executive Vice President, Director-Human Capital Resources.

13. Future Cooperation

You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information. You further agree to make yourself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. The Company shall also reimburse you for any reasonable business travel expenses that you incur on the Company’s behalf as a result of your litigation cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

14. Confidentiality of Agreement

You shall keep the terms of this Agreement and the negotiations leading to this Agreement (“Agreement-Related Information”) completely confidential; provided that after the Company makes public disclosure of Agreement-Related Information, you shall no longer be obligated to keep the disclosed information confidential. Notwithstanding the foregoing, you may have confidential communications concerning this information with any employee of the Company or any affiliate whom the CEO and President of the Company identifies as having been informed of Agreement-Related Information. You may also disclose Agreement-Related Information to members of your immediate family, your attorney and your tax and financial advisors; provided that before you disclose Agreement-Related Information to any such persons, they first agree to maintain the confidentiality of such Agreement-Related Information. In addition, your confidentiality obligations pursuant to this section shall not apply to any disclosure that you may make in response to a lawfully issued subpoena, a duly issued court order or otherwise as required by law; provided that before making such disclosure, you shall make every reasonable effort to give the Company as much notice of such requirement to disclose as is practicable so as to provide the Company an opportunity to contest such disclosure.

James D. Dawson

October 10, 2012

15. Termination of Payments

In the event that you fail to comply with any of your material obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate any remaining payments and recover any payments previously made to you under this Agreement. The termination of such payments in the event of such breach by you will not affect your continuing obligations under this Agreement.

16. Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

17. Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

18. Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19. Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20. Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

James D. Dawson

October 10, 2012

21. Entire Agreement

This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company, except to the extent that any agreement is expressly preserved in this Agreement.

22. Time for Consideration; Effective Date

You have the opportunity to consider this Agreement for twenty-one (21) days before signing it. To accept this Agreement, you must return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this twenty-one (21) day period. If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).1

23. Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the time period set forth above.

[1]	For your information, the Company has determined that because no other Company employee who is affected by the current restructuring will be offered a package of or formula for payments and benefits that is based on the same terms being offered to you pursuant to this Agreement, a special period for consideration and related disclosure obligations that would be applicable to an offer that is based on a standardized package or formula for payments and benefits shall not apply to the offer of this Agreement.

James D. Dawson

October 10, 2012

Very truly yours,

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Clayton G. Deutsch	10/10/12
	Clayton G. Deutsch	Date
Chief Executive Officer and President

Enclosure (Exhibit A – Release Agreement)

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:

/s/ James D. Dawson	10/30/12
James D. Dawson	Date

James D. Dawson

October 10, 2012

EXHIBIT A

RELEASE OF CLAIMS

I enter into this Release Agreement (the “Release”) pursuant to Section 9 of the Separation Agreement set forth in the letter from Boston Private Financial Holdings, Inc. (the “Company”) to me dated October 10, 2012 (the “Separation Agreement”). I acknowledge that this Release was automatically tendered to me by the Company on the Separation Date (as defined in the Separation Agreement). The consideration for my agreement to this Release is the Company’s continued payment of amounts otherwise due pursuant to Section 2 of the Separation Agreement for the period after this Release is due to be signed and returned to the Company.

1. Release of Claims. I voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to my employment by the Company and the termination of my employment;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect my vested rights under the Company’s Section 401(k) plan or my rights under the Separation Agreement, nor shall it affect any Claim that by express terms of law may not be waived.

I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, I represent that I have not assigned to any third party and I have not filed with any agency or court any Claim released by this Agreement.

James D. Dawson

October 10, 2012

2. Limitations on Release. I understand that the Company’s obligations to pay amounts otherwise due to me under Section 2 of the Separation Agreement for the period after my right to consider this Release expires is conditioned on my agreement to this Release within the time period set forth in Section 5 below. Nothing in this Release otherwise limits my rights under the Separation Agreement or the CIC Agreement, as defined in Section 6 of the Separation Agreement.

3. Ongoing Obligations. I reaffirm my ongoing obligations under the Separation Agreement, including without limitation my obligations under Sections 7 (“Return of Property”), 11 (“Nondisparagement”), 12 (“Future Cooperation”) and 13 (“Confidentiality of Agreement”), as well as my obligations under the CIC Agreement and the Non-Solicitation Agreement, as defined in and as modified by Section 6 of the Separation Agreement.

4. No Assignment. I represent that I have not assigned to any other person or entity any Claims against any Releasee.

5. Right to Consider and Revoke Release. I acknowledge that I have been given the opportunity to consider this Release for a period ending twenty-one (21) days after the Separation Date. In the event that I executed this Release within less than twenty-one (21) days after the Separation Date, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release until the end of the twenty-one (21) day period. To accept this Release, I shall deliver a signed Release to the Company’s Executive Vice President, Director-Human Capital Resources (“EVPHR”) within such twenty-one (21) day period. For a period of seven (7) days from the date when the I execute this Release (the “Revocation Period”), I shall retain the right to revoke this Release by written notice that is received by the EVPHR on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

6. Other Terms.

(a) Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.

(b) Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c) Amendment. This Release may be amended only upon a written agreement executed by the Company and me.

James D. Dawson

October 10, 2012

(d) Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e) Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Company or the Executive.

(f) Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release.

So agreed.

James D. Dawson	Date